EXHIBIT (15)

ENSERCH Corporation:


We have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited interim condensed consolidated financial information of ENSERCH Corporation and subsidiary companies for the period from the acquisition date through September 30, 1997 and for periods from January 1, and July 1, 1997 through the acquisition date and the three-month and nine-month periods ended September 30, 1996 (Predecessor Company) as indicated in our report dated November 12, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, is incorporated by reference in Registration Statement No. 33-52525 on Form S-3 for ENSERCH Corporation.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



DELOITTE & TOUCHE LLP

Dallas, Texas
November 13, 1997